                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Revised Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Kaiser Ventures Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies: N/A

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     (2) Aggregate number of securities to which transaction applies: N/A

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

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     (4) Proposed maximum aggregate value of transaction: $87,500,000

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     (5) Total fee paid: Yes

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[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                              KAISER VENTURES INC.
                                   ________

                         NOTICE OF CONSENT SOLICITATION


                                January 5, 2001

TO THE STOCKHOLDERS OF KAISER VENTURES INC.:

     Notice is hereby given that Kaiser Ventures Inc., a Delaware corporation, ("Kaiser" or the "Company") is soliciting written consents (the "Consents") for the purpose approving the proposed sale (the "Sale") of Kaiser's ownership interest in Fontana Union Water Company ("Fontana Union") to Cucamonga County Water District ("Cucamonga") for $87.5 million. The District currently leases substantially all of Kaiser's ownership interest in Fontana Union pursuant to a 103-year "take or pay" lease that was originally entered into 1989. In July 1995, a dispute arose between Cucamonga and Kaiser as to the amount of lease payments due Kaiser under the terms of the lease. The dispute centered upon whether various changes commencing in July 1995, should be reflected in the water rate index used to calculate the amount of lease payments to be paid to Kaiser under the terms of the lease. The Sale will also fully settle this dispute.

     Section 271 of the Delaware General Corporation Law requires that the sale of all or substantially all of a corporation's assets must be authorized by a resolution adopted by stockholders owning a majority of the issued and outstanding shares of Kaiser. Kaiser has made the determination that Section 271 is probably applicable to the Sale and thus is seeking stockholder approval of the Sale. Because of certain advantages to Kaiser of a quick resolution of this matter, Kaiser does not intend to call a special meeting of stockholders to approve the Sale but rather is soliciting written consents. The Sale proposal is more fully described in the Consent Solicitation Statement accompanying this Notice.

     The Board of Directors has fixed the close of business as of December 28, 2000, as the record date for the determination of stockholders entitled to notice of, and to give Consent to the Sale. In order to be valid, a Consent must be received (by facsimile or in the mail) on or before the earlier of (a) the date upon which the Company has received Consents from stockholders owning a majority of outstanding shares or (b) 5:00 p.m., Pacific Time, on January 26, 2001 (unless extended by Kaiser) (the "Expiration Date").

     Your approval is important. Please read the accompanying Consent Solicitation Statement carefully and then complete, sign and date the enclosed Consent Card and return it in the self-addressed prepaid envelope. Any Consent Card which is signed and does not specifically disapprove the Sale will be treated as approving the Sale.

     If you wish to approve the Sale, Kaiser encourages you to return the enclosed Written Consent of Stockholder ("Consent Card") immediately. The
                                                         -----------
closing is expected to occur 30 days after sufficient Consents are obtained. Thus, prompt response from stockholders would be appreciated.

     A CONSENT MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION OR BY A LATER DATED ACTION CONTAINING DIFFERENT INSTRUCTIONS RECEIVED BY KAISER AT ANY TIME PRIOR TO THE EXPIRATION DATE.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Terry L. Cook
                                        ---------------------------------
                                        Terry L. Cook, Secretary

Ontario, California
January 5, 2001

                             KAISER VENTURES INC.
                 3633 East Inland Empire Boulevard, Suite 850
                              Ontario, CA  91764
                                (909) 483-8500

                        Consent Solicitation Statement


Information Concerning Solicitation

     General. This Consent Solicitation Statement ("Statement") is being furnished in connection with the solicitation by the Board of Directors of Kaiser Ventures Inc. (the "Company" or "Kaiser") of written consents (the "Consents") from the holders of common stock. The purpose of the Consents is to obtain stockholder approval of the sale (the "Sale") of Kaiser's ownership interest (the "Shares") in Fontana Union Water Company, a California mutual water company ("Fontana Union") to Cucamonga County Water District ("Cucamonga") as described in more detail in this Statement. A copy of the Stock Purchase Agreement and Joint Escrow Instructions (the "Sale Agreement") is attached as Attachment "A" to this Statement and all discussions of that agreement are
==============
qualified by reference to the full text.

     Under Kaiser's Bylaws and pursuant to applicable Delaware law, any action which may be taken at any annual or special meeting of the stockholders of Kaiser may be taken without meeting (except for the election of directors), without prior notice and without a vote, if a consent or consents in writing, setting forth the action, is signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Because of the potential advantage to Kaiser in closing the Sale quickly, the proposal to approve the Sale is being submitted for action by written consent rather than at a meeting.

     This Statement and the accompanying combined Written Consent of Stockholder ("Consent Card") are first being sent or given to stockholders on or about January 5, 2001.

     Receipt of Consents. In order to be valid, Consents must be received (by facsimile or by mail) on or before the earlier of (a) the date upon which the Company has received Consents from stockholders owning a majority of a majority of the outstanding shares or (b) 5:00 p.m., Pacific Time, on January 26, 2001 (unless extended by Kaiser) (the "Expiration Date"). The Company reserves the right to extend the solicitation of written consents made hereby. Any election to extend the consent solicitation period will be made by Kaiser by news release or other similar public announcement. The Sale will be deemed to have been approved by Kaiser on the Expiration Date if Consents which have not been previously revoked represent the requisite number of shares to approve the Sale have been filed with the Company. The closing will occur 30 days after sufficient Consents are obtained. Certain shareholders may be able to return their completed proxy card by facsimile. If you desire to send in your completed Consent Card by facsimile, please contact Terry L. Cook at Kaiser at the phone number listed above.

     If a stockholder holds Kaiser stock in "street name" (i.e., shares held by a broker or nominee) and the stockholder fails to instruct his or her broker as to the giving of a Consent, the stockholder's broker or nominee will not be permitted, pursuant to applicable stock exchange rules, to execute a

Consent with respect to the Sale. "Withheld" votes and broker "non-votes" have the same effect as votes against the Sale.

     Revocation of Consent. A Consent may be revoked at any time prior to the time that Consents for the number of shares required to approve the Sale have been received by Kaiser or its agent, but a stockholder may not do so thereafter. To change a Consent, you will need to complete and mail or facsimile a substitute Consent Card AND a letter stating that you are revoking your previous vote. To withdraw a Consent, you will need to mail or facsimile a letter stating that you have revoked your previous vote. Any change or withdrawal received after Kaiser has received the consents required will not be effective for any reason.

     Expenses of Solicitation. Kaiser will bear the cost of soliciting Consents. Consents may be solicited by mail, telephone, the Internet, facsimile, or in person. Directors, officers, and other employees of Kaiser may, without compensation, other than regular remuneration, solicit Consents. Kaiser will request persons holding stock in their names for others, or in the names of nominees for others, to obtain instructions from the beneficial owner and Kaiser will reimburse them for their reasonable out-of-pocket expenses in obtaining instructions regarding giving Consent.

Record Date, Requirement for Shareholder Approval, and Required Consent

     The record date for stockholders entitled to approve the transaction by Consent is December 28, 2000. As of the close of business on December 28, 2000 Kaiser had outstanding 6,385,781 shares of common stock, $.03 par value, Kaiser's only outstanding voting securities. Each outstanding share is entitled to one vote on the Sale. Although an additional 136,919 shares of common stock are deemed outstanding for financial reporting purposes, they have not yet been distributed to the Class 4A unsecured creditors of the Kaiser Steel Corporation bankruptcy estate and accordingly may not be voted by Consent.

     Section 271 of the Delaware General Corporation Law requires that the sale of all or substantially all of a corporation's assets must be authorized by a resolution adopted by stockholders owning a majority of the issued and outstanding shares. Section 271 and applicable case law are not absolutely clear as to whether the Sale constitutes a Sale of substantially all of Kaiser's assets. However, Kaiser has determined that Section 271 is probably applicable to the Sale due the size of the transaction relative to the value of its remaining assets and in recognition that the Fontana Union shares and the revenues generated by the lease of such ownership interest are key assets to Kaiser. Thus, Kaiser is seeking stockholder approval of the Sale. The affirmative consent of a majority of the outstanding shares will be necessary to approve the Sale.

     A stockholder may only vote by Consent using the Consent Card provided, and only during the solicitation period which ends on the Expiration Date (unless extended by Kaiser). "Withheld" votes and broker "non-votes" have the same effect as votes against the Sale. If Kaiser receives a Consent Card signed but unmarked, it will be counted as a vote FOR the Sale.

     All questions as to the form of all documents and the validity (including the time of receipt) of all approvals will be determined by Kaiser and such determinations will be final and binding. Kaiser reserves the absolute right to waive any defects or irregularities in any approval of the Sale. In addition, Kaiser shall be under no duty to give notification of any defects or irregularities in any approval of the Sale or preparation of the Consent Card, and shall not have any liability for failing to give such notification.

Approval of the Sale

     This Statement contains forward-looking statements, which involve risks and uncertainties. Kaiser's actual results may differ significantly from the results discussed in the forward-looking statements. Statements of Kaiser's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. Forward-looking statements are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the results stated or implied by such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Kaiser's filings with the Securities and Exchange Commission, including, but not limited to, Kaiser's 10-K Report and subsequent 10-Q Reports. Copies of those are available from Kaiser and the Securities and Exchange Commission.

Background of the Sale

     Background. Kaiser currently owns 53.71% of Fontana Union, which was a primary local source of water for Kaiser Steel Corporation's former steel making operations. (Fontana Water Resources, Inc., Kaiser's wholly owned subsidiary, actually owned the Shares until its merger into Kaiser effective December 27, 2000, and thus, all references to Kaiser shall include FWR unless expressly otherwise provided.) In March 2000, Kaiser increased its ownership interest in Fontana Union from 50.88% to 53.71% by the acquisition of 424.4 shares of Fontana Union at a price of approximately $1,540 per share.

     Fontana Union owns water rights to produce water from four distinct surface and subsurface sources of water near Fontana, California, including: (i) adjudicated surface and streambed flow rights from the Lytle Creek area of the San Gabriel Mountains; (ii) adjudicated rights to the Chino Basin subsurface aquifer; (iii) adjudicated rights to the Colton/Rialto Basin subsurface aquifer; and (iv) unadjudicated rights to a subsurface aquifer accessed by a well at the base of Lytle Creek (Well No. 22).

     Kaiser's ownership of the Shares entitles Kaiser to receive its proportionate share of Fontana Union's water, which has historically been approximately 34,000 acre feet per year (an acre foot equals approximately 325,000 gallons). In addition, if any other shareholders of Fontana Union do not take their shares of water in any year, that unclaimed water is divided pro rata among those shareholders that wish it. In recent years, Kaiser's pro rata interest in unclaimed water has increased its effective overall share to currently approximately 57.18%. Over time, Kaiser expects this supplemental source of water to be reduced or eliminated as minority shareholders who do not currently utilize all their water begin to use, sell, or lease their water interests.

     Cucamonga Lease. In 1989, Kaiser leased the Shares it then owned to Cucamonga, a local water district. A more definitive take-or-pay lease was entered into with Cucamonga in July 1993 (the "Cucamonga Lease") with its term ending on June 30, 2092. Cucamonga's offices are located at 10440 Ashford Street, Rancho Cucamonga, California 91729. Cucamonga was organized in 1955, under the provisions of the California County District law, Division 12 of the California Water Code. Cucamonga is an independent public corporation not affiliated or controlled in any way by San Bernardino County or any other county. Cucamonga's approximately 50 square mile service area lies in western San Bernardino County, bounded on the west by the City of Upland, on the south by the City of Ontario, on the east by the City of Fontana, and on the north by the foothills of the San Gabriel Mountain. The Cucamonga service area includes the City of Rancho Cucamonga, portions of the cities of Fontana, Upland, and Ontario as well as certain unincorporated areas of San Bernardino County. Cucamonga provides water and sewer services to approximately 140,000 citizens.

     Under the terms of the Cucamonga Lease Cucamonga is entitled to receive Kaiser's share of water from Fontana Union (the Shares purchased in 2000 are not directly included in the Cucamonga Lease). Currently, Cucamonga pays Kaiser based upon fixed quantities of water at a rate equal to 68.13% of the Metropolitan Water District of Southern California's (the "MWD") charge for untreated, non-interruptible water as available through Chino Basin Municipal Water District. Under the Cucamonga Lease, Kaiser and Cucamonga agreed that the gross annual quantity of Fontana Union water from all sources (except the annual Chino Basin agricultural pool transfer, for which Kaiser accrues revenues for its share in the 4th quarter), is approximately 34,000 acre feet or approximately 8,500 acre feet per quarter. Thus, except in certain limited situations, Cucamonga pays for its share of the agreed upon annual quantities regardless of fluctuations in actual water flows and actual receipt and use of water. Fixing the average quantities of water stabilized Kaiser's revenues and Cucamonga's payments. During each of 1999 and 1998, the Cucamonga Lease generated $5.2 million in revenues to Kaiser. The Cucamonga Lease is expected to generate approximately $5.7 million in revenues during 2000. The increase in revenues in 2000 is a one time event primarily attributable to Fontana Union receiving twice the usual annual agricultural pool water transfer.

     There are, however, limited circumstances in which the agreed upon quantities of water paid for under the Cucamonga Lease may be adjusted. As an example, the agreed upon quantity of water from one source of water, the Colton/Rialto wells, can be temporarily reduced if the average water level in certain basin index wells drops below a specified level. This occurred in 1996, resulting in a temporary decrease in production. However, in the fourth quarter of 1996, the wells again began pumping at their historical levels because the water level in the index wells had sufficiently increased.

     Another source of water leased by Kaiser to Cucamonga pursuant to the Cucamonga Lease is Kaiser's share of water from the "Chino Basin agriculture pool transfers". These transfers represent that portion of water allocated to agricultural users in the Chino Basin which is not used by those agricultural users in a particular water year. Kaiser (through Fontana Union) is entitled to a share of this surplus water, which Cucamonga pays for under the Cucamonga Lease. The historical average of annual agricultural pool transfers to Fontana Union has fluctuated in recent years. For the 1999/2000 water year, the agricultural transfer was 7,371.770 acre feet. The agricultural pool transfer for 1999/2000 is roughly double the usual yearly transfer as a result of an agreement reached earlier in 2000 among many of the water users in the Chino Basin. Pursuant to the same agreement, the agricultural pool transfers to Fontana Union will be approximately 3,800 acre feet per year for the duration of the agreement.

     Kaiser's future lease revenue increases are primarily dependent upon any adjustments in the MWD water rates and other fees upon which the lease rate is calculated. The MWD rate established for untreated, non-interruptible water is based on a number of factors, including the MWD need for funds to finance capital improvements and to cover its fixed operational and overhead costs. The MWD rate increases are often cyclical in nature depending upon such factors as water availability, consumption, capital projects, and available reserves. On July 1, 1995, MWD implemented a new rate structure which is the subject of a dispute as described in more detail below and it recently approved another major rate restructuring. On December 12, 2000, MWD approved a proposal that completely redefined its approach for pricing of water, dividing rates into at least two tiers of water service (Tier 1 for long term contracts and Tier 2 for "spot-market" water), and unbundling rates with the full-service rate for water being divided into separate services and rates for supply, conveyance, distribution, and power. It is currently anticipated that the new MWD rate structure will become effective in 2002. Under the approved MWD proposal, water rates for Tier 1 water could be reduced by approximately 10% over the next several years. However, neither past rate increases nor the newly adopted proposal are necessarily indicative of future rate decisions by MWD.

     As a result of MWD's December 2000 adoption of a completely revised rate restructuring, Cucamonga might argue that Kaiser's revenue under the Cucamonga Lease should drop by a similar amount, or about $500,000 per year based on current conditions. However, at the time the Cucamonga Lease was entered into, Cucamonga and Kaiser did not foresee the types of major rate restructuring being undertaken by MWD. Thus, it is likely that Cucamonga and Kaiser would again be in a dispute as to the proper means of calculating the payments due Kaiser under the Cucamonga Lease.

     The Dispute. As a result of the July 1995 changes in the MWD rates, Kaiser asserted that all the changed rates and items implemented by MWD which must be paid in order to receive untreated, non-interruptible water from MWD, must also be included in the calculation of the MWD rate payable under the terms of the Cucamonga Lease. Cucamonga disputed Kaiser's interpretation of the Cucamonga Lease, and contended that the appropriate rate increase in 1995 was 2.7% and Kaiser maintained that the full rate increase for that year was approximately 7.9%. The same dispute (the "Dispute"), i.e., the appropriate increase in the MWD rate which is used to calculate the payments due Kaiser under the terms of the Cucamonga Lease, affects the years 1996 through 2000 as well as future years until settlement or resolution of the Dispute is obtained. After Kaiser and Cucamonga were unable to resolve the Dispute, in 1996 Kaiser instituted litigation against Cucamonga in San Bernardino County Superior Court.

     A trial concerning the Dispute was held in March 1998. The Court concluded that the MWD Rate as defined in the Cucamonga Lease was discontinued effective July 1, 1995, as a result of the rate restructuring implemented by MWD. Therefore, the terms of the Cucamonga Lease required the parties to seek to negotiate in good faith on a new substitute rate. If the parties were unable to agree on a substitute rate, the matter was to be resolved by reference, a form of private trial similar to arbitration. Before and after the trial, there were attempts to resolve the Dispute and negotiate a new substitute rate. However, since the parties were not able to do so, a reference proceeding was commenced during the week of February 28, 2000. After the conclusion of all the testimony in the proceeding, the referee asked for further briefing and a final oral argument was held on May 15, 2000.

     Subsequent to the final oral argument, Cucamonga and Kaiser renewed their efforts to settle the Dispute. They agreed that the judge in the reference proceeding would not issue her decision until such time as the parties' renewed settlement discussions terminated. The parties have not been able to negotiate a substitute rate under the Cucamonga Lease, in part because of complications introduced by MWD's proposal to radically restructure its water rates again as discussed in more detail above, which restructuring was approved by MWD on December 12, 2000. As a result, the parties focused their efforts on a purchase by Cucamonga of the Shares, thus effectively terminating the Cucamonga Lease and resolving the Dispute. These discussions culminated in agreement on the Sale.

     Additional Cucamonga Lease Information. Pursuant to the Cucamonga Lease, if any of the Fontana Union water sources become sufficiently contaminated as to be unusable after treatment and/or blending, Cucamonga is not obligated to pay for that water. Kaiser is aware of only one limited source of water that has been affected by contamination. Two water wells owned by San Gabriel Water Company but pumping Fontana Union water have been closed because of contamination apparently originating from the Mid-Valley Sanitary Landfill owned by San Bernardino County. During the second quarter of 2000, Kaiser entered into a settlement agreement with San Bernardino County resolving the water contamination and quantity issues.

     The Cucamonga Lease also provides that Kaiser and Cucamonga will share the costs of defending any third party challenge to Fontana Union's water rights. Kaiser bears the risk of loss if there is a successful challenge to Fontana Union's water rights. It also grants Cucamonga an option to purchase the leased Fontana Union shares in 2042, at a price generally based upon a 15 times the then current annual lease payment, as well as the right to purchase the Shares for $1.00 in 2092.

     Cucamonga has, to date, paid its obligations under the Cucamonga Lease on a timely basis, but at a level that reflects the lower rates that Kaiser has been disputing in the Dispute. Although Kaiser bills Cucamonga for the full amount it asserts it is entitled to receive under the Cucamonga Lease, Kaiser has elected to report water revenues in the amounts Cucamonga is currently paying. Consequently, if the Sale is not consummated and the Dispute continues, any decision would not affect Kaiser's historical financial statements. However, if Kaiser's complete position in the Dispute is ultimately successful, the payments otherwise due Kaiser under the Cucamonga Lease would increase by approximately 12.2% over the rate currently being paid by Cucamonga. The total amount in dispute currently represents less than 5% of the purchase price. However, as discussed in more detail above, MWD is again considering another major rate restructuring which could lead to additional disputes between Kaiser and Cucamonga. In addition, the outcome of the Dispute might serve as a precedent in those disputes.

     The leased Fontana Union shares and the Cucamonga Lease are currently pledged as collateral for Kaiser's revolving-to-term credit facility with Union Bank. Kaiser will be terminating its revolving-to-term credit facility with Union Bank in connection with the Sale. There is no outstanding loan balance due under the revolving-to-term credit facility.

     Commission Agreement. Kaiser employed a consulting organization in its original search for a lessee of its Fontana Union shares. The consulting agreement calls for a commission payment of 5.42% of each payment received by Kaiser. A commission payment, net of various expenses (including previous litigation expenses), is expected to be due on the sale of the Fontana Union stock that is currently leased to Cucamonga. A commission payment will not be payable on the shares purchased in 2000.

Terms of the Sale

     The following description of the Sale Agreement, the terms of the Sale, and the settlement between Cucamonga and Kaiser is only a summary and does not purport to be complete. The description is qualified in its entirety by reference to the complete text of the Sales Agreement attached to this Statement as Attachment "A".
   ==============

     Effective November 14, 2000, Kaiser entered into the Sale Agreement pursuant to which Kaiser agreed to sell its ownership interest in Fontana Union consisting of 8,057.025 shares (the "Shares"). Under the Sale, Cucamonga will pay Kaiser $10,860.088 per Fontana Union share, or an aggregate of $87.5 million dollars, in cash. The Sale Agreement also provides that Kaiser will receive approximately $2.5 million in payments under the Cucamonga Lease through the period ending December 31, 2000.

     The closing is scheduled to occur 30 days after sufficient Consents are obtained. The Sale has already been approved by the Board of Directors of Kaiser and by the Board of Directors of Cucamonga.

     Under the terms of the Sale Agreement, there are a number of contingencies to the Sale, including, but not limited to, the following (any or all of which may be waived by the parties):

     (1)  approval of the Sale by Kaiser's stockholders;

     (2)  Cucamonga securing financing for the Sale;

     (3) Kaiser delivering the Shares free and clear of all liens or other encumbrances;

     (4) the absence of litigation that would be adverse to or enjoin the Sale and the other transactions contemplated by the Sale Agreement; and

     (5) the completion of the Sale on or before February 28, 2001, unless Cucamonga and Kaiser otherwise agree.

     Assuming the Sale is consummated, the Dispute, including the related reference proceeding, would be dismissed with prejudice. Each party would be responsible for their respective attorneys' fees and there would be no adjustment to the amounts previously paid by Cucamonga to Kaiser. In addition, as a part of the settlement, each party would release the other from any and all claims, including any unknown claims.

     Approval by the Stockholders of the Sale does not mean that the Sale will close. Subject to the contractual rights of Cucamonga, the Board of Directors of Kaiser will have the right to abandon the Sale. Certain provisions of the Sale Agreement could be modified by the Board of Directors without stockholder consent, provided that the changes are not sufficient to require a new approval under Section 271 of the Delaware General Corporation Law.

Recommendation of Kaiser's Board of Directors

     Kaiser's Board of Directors has unanimously approved the Sale as being in the best interests of Kaiser, and recommends that Kaiser's stockholders approve the Sale. In reaching its conclusions and recommendations, the Board consulted with its financial and legal advisors, and management of Kaiser, and considered the following factors, among others:

     . the terms and conditions of the Sale, including the cash nature of the consideration and a purchase price of approximately 17 times current revenues from the Cucamonga Lease. Kaiser cannot predict how the purchase price relates to revenues of the Cucamonga Lease over its possible remaining 92 year life, since, as discussed above, those rates would depend on the outcome of the Dispute and future changes in applicable water rates, as well as other risks inherent in the Cucamonga Lease such as legal challenges to the water rights and the impacts of possible future contamination. In the past fifteen years, water rate increases have ranged from 0% to 21.17% in a particular year;

     . the Board's familiarity with, and review of, prior offers relating to the Fontana Union ownership interest. As part of the process undertaken in 1998 -1999 with the assistance of Kaiser's financial advisor, Merrill Lynch & Co., Kaiser solicited offers for its interest in Fontana Union as well as its other assets. More recently, Kaiser has received other possible offers involving its Fontana Union stock. Offers have ranged from $50 million in cash or cash and securities to $85 million in some combination of cash and securities, and was in each case subject to due diligence and in some cases subject to resolution of the Dispute in favor of Kaiser. None of these tentative offers was deemed acceptable by the Board;

     . the Board's familiarity with, and review of, the Shares, the maturity of the asset and prospects for increased revenues under the terms of the Cucamonga Lease as discussed above;

     . the Board's familiarity with, and review of, the private water industry in Southern California. As discussed above, the proposals of the MWD suggest that rates may not increase significantly over the next couple of years. However, water rates are not predictable, and over the long term could increase significantly. Despite this, the Board determined that now is an opportune time to maximize stockholder value;

     . the costs and uncertainty associated with the Dispute as discussed above, although no specific adjustment in the price was made in the price based on this factor;

     . the uncertainty associated with the rate restructuring proposals currently being considered by MWD and that could occur in the future;

     . the likelihood of additional disputes with Cucamonga over the remaining 92 years of the Cucamonga Lease as discussed above;

     . the goals and potential plans concerning Kaiser and its other assets and projects as discussed in more detail below; and

     . the ability to maximize the use of Kaiser's net operating losses as discussed in more detail below.

     The foregoing summary and discussion of the information and factors considered by Kaiser's Board is not intended to list every point considered by the Board. In view of the wide variety of information and points considered, Kaiser's Board did not find it practical to, and did not, assign any relative weight or importance of the factors listed above, and individual directors may have given different weight to different factors.

     Assuming the Sale is completed, Kaiser will evaluate and determine the best tax efficient manner to deliver maximum value to stockholders. These alternatives, include, but are not limited to, distributions pursuant to a plan of reorganization or dissolution, dividends, or stock repurchases. Kaiser will also continue to implement the following previously announced goals and plans:
(1) completing the previously announced and pending sale of the Eagle Mountain landfill project to the Los Angles Sanitation District and to favorably resolve outstanding contingencies to the sale, including the outstanding litigation concerning a completed land exchange; (2) continue to eliminate, minimize, and/or reduce the risk of the outstanding liabilities Kaiser may have, including environmental liabilities; (3) continue to seek to sell miscellaneous assets, including previously announced and currently pending transactions totaling approximately $3.75 million; (4) continue to hold the Company's principal remaining asset, Kaiser's ownership interest in the West Valley MRF, while continuing to evaluate market opportunities to allow maximum value to be realized; and (5) further reduce its general and administrative expenses by, among other things, eliminating positions and/or negotiating reduced time commitments for senior company personnel. If the Sale is completed, Kaiser expects that these goals will be accelerated and that the Board will make a final determination and recommendation regarding the Company and its future. However, these goals and the Company's future will be impacted in particular by whether the Sale is approved and completed and if the pending sale of the Eagle Mountain landfill projects is completed. If the Sale is not completed, the Company will implement a plan to maximize the cash flow from the Cucamonga Lease and from the Company's ownership interest in the West Valley MRF while otherwise implementing the plans and goals outlined.

No Appraisal Rights

     If stockholders owning a majority of Kaiser's stock approve the Sale, that approval will bind all stockholders. The Delaware General Corporation Law, under which Kaiser is governed for this purpose, does not grant appraisal or similar rights to those stockholders that dissent from the approval. Thus, even if a stockholder dissents from the Sale, the stockholder will not have the right to have his or her shares appraised or to have the value of his or her shares paid to him or her.

Failure to Approve the Sale

     If the stockholders fail to approve the Sale, Kaiser will continue to own its ownership interest in Fontana Union for an indefinite period of time, and will continue to receive lease payments under the Cucamonga Lease unless Kaiser determines to sell it in the future. In addition, unless another means of settling the Dispute is negotiated, the Dispute will continue.

Federal Income Tax Consequences and Utilization of Net Operating Losses

     There are no direct federal income tax consequences to Kaiser's stockholders arising out of the Sale. However, Kaiser will have a taxable gain on the Sale equal to the difference between Kaiser's tax basis in the Shares of approximately $500,000 and the purchase price of $87.5 million net of all expenses such as commission costs and closing costs. However, because of Kaiser's existing net operating losses, it is anticipated that Kaiser will be able to reduce the approximately $82 million of taxable gain from the Sale by its available net operating losses. As of December 31, 1999, Kaiser had a net operating loss of approximately $35.5 million for regular tax purposes and $14.7 million for alternative minimum tax purposes. These amounts are not anticipated to materially change as of December 31, 2000. Kaiser's current net operating losses begin to expire in 2006. Kaiser does not have any California net operating losses.

     The amount and final utilization of Kaiser's net operating losses will be dependent on future events. As previously announced, Kaiser presently has a number of other currently pending sale transactions totaling approximately $3.75 million, that, depending on whether and when they close, will also utilize Kaiser's net operating losses. However, the anticipated sale of the Eagle Mountain landfill project for an anticipated ultimate sale price of $41 million (Kaiser has an 80% ownership interest) may actually increase Kaiser's net operating losses but the amount and timing of any increase in net operating losses is not currently known.

     If the Sale is not completed, Kaiser may not be able to utilize all of its existing or future net operating losses before such losses begin to expire.

Security Ownership of Principal Stockholders

     The following table sets forth, based upon the latest available filings with the Securities and Exchange Corporation (generally September 30, 2000), the number of shares of Kaiser's common stock owned by each person known by Kaiser to own of record or beneficially five percent (5%) or more of such stock. The table does not include the 136,919 shares reserved but not yet distributed to the Class 4A unsecured creditors of KSC, since such shares are not yet deemed outstanding or eligible to consent to the Sale.



             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                                  Number of                                            Percent of
                                                   Common                                             Issued and
                                                   Shares            Warrants                         Outstanding
                                                Beneficially       Exercisable          Total        Shares Based
Name and Address of                             Owned Without  Within 60-Days/1/ of   Stock          on Total
Beneficial Owner                                  Warrants      December 28, 2000    Interest/1/    Stock Interest/2/
------------------------------------------------------------------------------------------------------------------------
Dimensional Fund Advisors, Inc./3/                 776,500              ---               76,500          12.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

New Kaiser Voluntary Employees'                    656,987          460,000            1,116,987          16.6%
Beneficiary Association Trust/4/
(VEBA)
9810 Sierra Avenue, Suite A
Fontana, CA  92335

Willow Creek Capital Management/5/                 632,300              ---              632,300          10.1%
17 East Sir Francis Drake Blvd., Suite 100
Larkspur, CA  94939

Ashford Capital Management, Inc./6/                413,308              ---              413,308           6.6%
3801 Kennett Pike, Bldg. B-107
Wilmington, DE  19807-2309

Arnold & S. Bleichroeder Advisers, Inc./7/         450,000              ---              450,000           7.2%
1345 Avenue of the Americas, 44th Floor
New York, New York  10105

Pension Benefit Guaranty Corporation/8/            407,415          285,260              692,675          10.5%
(PBGC)
Pacholder Associates, Inc.
8044 Montgomery Road, Suite 382
Cincinnati, OH  45236

(1) This column includes warrants exercisable within 60 days of December 28, 2000, at $17.00 per share in the following amounts: VEBA - 460,000 shares; and PBGC - 285,260. The warrants expire September 30, 2004.

(2) Does not include 136,919 shares deemed outstanding for financial reporting purposes, but not yet distributed to the Class 4A unsecured creditors of the Kaiser Steel Corporation bankruptcy estate. The percentage for each stockholder was determined as if all the warrants specified in Note (1) above held by the stockholder, if any, had been exercised by that particular stockholder.

(3) Based on a Schedule 13F, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 776,500 shares of Kaiser Ventures Inc. stock as of September 30, 2000, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(4) VEBA received its shares in Kaiser as a creditor of the Kaiser Steel Corporation bankruptcy. VEBA acquired warrants in connection with the purchase by Kaiser of Company stock owned by VEBA. VEBA's shares in Kaiser are held in trust by Wells Fargo & Company.

(5) Willow Creek Capital Management is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the various securities in which their assets are invested, including Company stock. Depending upon Willow Creek's agreement with each advisory client, the client may have no right or a shared right to direct the voting of Company stock.

(6)  Ashford Capital Management, Inc. is an institutional investment manager.

(7) Arnold & S. Bleichroeder Advisers, Inc. is an institutional investment manager.

(8) PBGC received its shares in Kaiser as a creditor of the Kaiser Steel Corporation bankruptcy. PBGC acquired warrants in connection with the purchase by Kaiser of Company stock owned by PBGC. Pacholder Associates, Inc. has a contract with the PBGC pursuant to which it has full and complete investment discretion with respect to the stock owned by PBGC, including the power to vote such shares.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

     This table below reflects the number of common shares beneficially owned by the principal Executive Officers of Kaiser, the directors and all directors and other officers as a group as of December 28, 2000, as well as the number of options exercisable within 60 days of December 28, 2000.

                                                                                                         Percent of
                                                                                                         Issued and
                                                 Shares         Shares Underlying                        Outstanding
                                              Beneficially     Options Exercisable        Total        Shares Based on
                                             Owned, Without     Within 60-Days of         Stock          Total Stock
        Officers and Directors                  Options        December 28, 2000/1/    Interest/1/       Interest/1/
-----------------------------------------------------------------------------------------------------------------------
Richard E. Stoddard, CEO, President &
Chairman                                        77,723              86,100              163,823           2.5%

Gerald A. Fawcett, Vice Chairman/2/             54,285             123,333              177,618           2.7%

James F. Verhey, Executive Vice
President - Finance & CFO                       17,035              70,000               87,035           1.3%

Terry L. Cook, Executive Vice
President - Administration, General
Counsel & Corporate Secretary                   17,966              95,000              113,966           1.7%

Anthony Silva, Vice President Resource
Development & Environmental Services             4,785              37,000               41,785            *

Paul E. Shampay, Vice President-
Finance                                            ---              22,500               22,500            *

Ronald E. Bitonti, Director/3/                   4,146               7,500               11,646            *

Todd G. Cole, Director                           6,500              14,000               20,500            *

Reynold C. MacDonald, Director                  13,000               7,500               20,500            *

Charles E. Packard, Director                     1,500              14,000               15,500            *

Marshall F. Wallach, Director                    7,600              14,000               21,600            *

All officers and directors as a group
(11 persons)/1/                                204,540             490,933              696,473          10.8%

_________________
*    Less than one percent.

(1) Does not include 136,919 shares deemed outstanding for financial reporting purposes, but not yet distributed to Class A unsecured creditors of the Kaiser Steel Corporation bankruptcy estate. Percentage was determined as if all the options listed in the column "Shares Underlying Options Exercisable Within 60-Days of December 28, 2000," were exercised by the applicable individual.

(2) Mr. Fawcett retired as President and Chief Operating Officer of Kaiser effective January 15, 1998.

(3) Mr. Bitonti is Chairman of the VEBA Board of Trustees. He disclaims any beneficial ownership interest in the shares beneficially owned by VEBA as set forth in the prior table, and such shares are not included in this table.

Available Information about Kaiser

     This Statement does not purport to be a complete description of all matters relating to the Sale and Kaiser. Kaiser is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and is required to file reports and other information with the Secretes and Exchange Commission ("SEC"), 450 Fifth Street N.W., Washington, D.C. 20549. For additional information concerning Kaiser and its ownership interest in Fontana Union, please refer to the reports of Kaiser filed with the SEC, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the SEC at the following facilities located at: Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http:\\www.sec.gov. The website contains information about certain companies, including Kaiser, that file information electronically with the SEC. Stockholders are encouraged to read Kaiser's latest reports files with the SEC and those reports are incorporated herein by this reference.


                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Terry L. Cook
                                        ---------------------------------
                                        Terry L. Cook, Secretary


Dated:  January 5, 2001

                                                                  Attachment "A"
                                                                  ==============

            Stock Purchase Agreement and Joint Escrow Instructions
            ======================================================

     This STOCK PURCHASE AGREEMENT AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made and entered into effective the 14th day of November, 2000, by and between KAISER VENTURES INC., a Delaware corporation ("Kaiser") and Cucamonga County Water District, a California county water district (the "District"). Kaiser and the District are sometimes individually referred to in this Agreement as a "Party" or collectively as "Parties".

                                    Recitals

     A. Kaiser owns or will own as of the Closing Date 8,057.025 shares of the common stock of Fontana Union Water Company, a California mutual water company, (the "Shares"), of which 7,632.625 are leased to pursuant to that certain Lease of Corporate Shares Coupled With Irrevocable Proxy dated as of July 1, 1993, between Kaiser (then called Kaiser Steel Resources Inc.) and the District (the "CCWD Lease").

     B. The Parties desire to enter this Agreement and to pursue the transaction contemplated hereby pursuant to which the District will purchase the Shares from Kaiser (the "Stock Transaction").

     C. In connection with Stock Transaction, the Parties also desire to fully settle and release all claims arising of the CCWD Lease including all claims a part of or relating to that certain case in San Bernardino Superior Court, Case No. RCV 21135, entitled Fontana Water Resources, Inc., a corporation, Plaintiff, vs. Cucamonga County Water District, Defendant, and the reference proceeding, which constitutes a part of said case (collectively the "CCWD Lease Litigation").

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1. Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date as defined below, the District shall purchase from Kaiser, and Kaiser shall sell to the District, the Shares.

SECTION 2. Purchase Price and Payment Terms. The net purchase price payable by the District to Kaiser for the Shares shall be $10,860.088 for each of the Shares for a total purchase price of $87,500,000 (the "Purchase Price"). The Purchase Price shall be paid to Kaiser by wire transfer on the Closing Date.

SECTION 3. Payments Under the CCWD Lease. In addition to payment of the Purchase Price, the District shall make the following payments under the CCWD
Lease:  (i) the fourth quarter 2000 CCWD Lease payment totaling $1,177,127.19;
(ii) the 1999-2000 agricultural pool transfer payment totaling $1,008,882.69; and (iii) the agricultural pool transfer payment for the first six months of 2000-2001 totaling $263,892.60. All the payments required pursuant to this
Section 3 shall be made within ten days following the District's receipt of an invoice for such payment, but in no event shall payment be later than the Closing Date. Payments made by the District pursuant to this Paragraph 3 shall not be paid through escrow unless any payment has not been paid prior to the Closing Date.

SECTION 4. Settlement of CCWD Lease Litigation. Kaiser shall execute and deliver into Escrow as provided herein, a dismissal with prejudice of the CCWD Lease Litigation in the form attached hereto as Exhibit "A" (the "Dismissal").
                                                        ===
Kaiser and the District shall execute and deliver into Escrow as provided herein, a settlement agreement in the form attached hereto as Exhibit "B" (the
                                                                      ===
"Settlement Agreement").

SECTION 5. Mid-Valley Settlement. To the extent that the Company has any transferable rights pursuant to that certain Settlement Agreement between Fontana Water Resources, Inc. and the County of San Bernardino ("Mid-Valley Settlement"), at the closing the Company shall assign and transfer any such rights to the District.

SECTION 6. Conditions Precedent to the Obligations of Kaiser. All of the obligations of Kaiser under this Agreement are subject to fulfillment prior to or on the Closing Date of each of the following conditions, which may be waived by Kaiser in writing:

6.1 The District's Representations and Warranties Remain True. The representations and warranties by the District contained in this Agreement shall be true in all material respects on the Closing Date as though made as of such time and Kaiser shall receive a certificate from the District at Closing to that effect.

6.2 Payment of the Purchase Price. The District shall have delivered the Purchase Price to Kaiser through the Escrow Agent.

6.3 Payment of CCWD Lease Payments. The District shall have paid to Kaiser the payments specified in Section 3, or if not previously paid, deposit the funds necessary to make payment with the Escrow Agent.

6.4 Litigation. There shall be no third party claim or litigation pending or threatened regarding the transactions contemplated herein on the Closing Date which the Kaiser's Board of Directors reasonably believes is likely to have a material adverse impact on Kaiser, its shareholders, officers or directors. No preliminary or permanent injunction that restricts, prevents or prohibits the delivery of the Shares to the District or execution and delivery of the Settlement Agreement and Dismissal shall be outstanding.

6.5 Settlement Agreement. The District shall have executed and delivered into Escrow two originals of the Settlement Agreement.

6.6 Certified Board Resolutions. The District shall have delivered certified resolutions of the District's Board of Directors approving the Stock Purchase Transaction, the Settlement Agreement, and payment of the Purchase Price to Kaiser for the Shares.

6.7 Receipt of Shareholder Approval. Kaiser shall have received any necessary approval by its shareholders of the Stock Transaction.


SECTION 7. Conditions Precedent to the Obligations of the District. All of the obligations of the District under this Agreement are subject to fulfillment prior to or on the Closing Date of each of the following conditions, which may be waived by the District in writing:

7.1 Kaiser's Representatives and Warranties Remain True. The representations and warranties of Kaiser contained in this Agreement shall be true in all material respects on the Closing Date as through made as of such time and the District shall receive a certificate from Kaiser at Closing to that effect.

7.2 Delivery of Shares. Kaiser shall have delivered into Escrow the Shares and the Stock Assignment into Escrow.

7.3 Litigation. There shall be no third party claim or litigation pending or threatened regarding the transactions contemplated herein on the Closing Date which the District's Board of Directors reasonably believes is likely to have a material adverse impact on the District, its, officers or directors. No preliminary or permanent injunction that restricts, prevents or prohibits the delivery of the Shares to the District shall be outstanding.

7.4 Settlement Agreement. Kaiser shall have executed and delivered into Escrow two originals of the Settlement Agreement.

7.5 Dismissal. Kaiser shall have executed and delivered into Escrow two originals of the Dismissal.

7.6 Certified Board Resolutions. Kaiser shall have delivered certified resolutions of Kaiser's Board of Directors approving the Stock Transaction, the Settlement Agreement and the Dismissal.

7.7 Kaiser Shareholder Approval. Kaiser shall have obtained any requisite approval by its shareholders of the Stock Transaction and shall deposit into Escrow a certificate executed by Kaiser's certifying that any requisite shareholder approval has been obtained.

7.8 Financing. The District shall have obtained financing for the Purchase Price amortized over at least 31 years.

7.9 Cancellation of Lease. If requested by the District, Kaiser shall have executed and delivered into Escrow the Lease Cancellation document in the form attached hereto as Exhibit "C" (the "Lease Cancellation").
                   ===========

7.10 Assignment of Mid-Valley Settlement. Kaiser shall have executed and delivered into Escrow an assignment transferring any rights Kaiser may have in the Mid-Valley Settlement to the District.

SECTION 8.  ESCROW AND CLOSING

8.1 Opening of Escrow. Within two business days of the date of this Agreement, Kaiser and the District shall open an escrow account ("Escrow") with Chicago Title Insurance Company, San Bernardino office ("Escrow Agent") by depositing a fully executed original of this Agreement for use as escrow instructions and Escrow Agent shall execute the consent of Escrow Agent and deliver a fully executed consent to Kaiser and the District. In addition, District, Kaiser and Escrow Agent agree to the general provisions attached here to as Attachment "1",
                                                                 ==============
and incorporated hereby this reference. If there is any conflict between the provisions of this Agreement and any additional or supplementary escrow instructions, the terms of this Agreement shall control. The Closing shall be conducted through Escrow unless Kaiser and the District shall otherwise agree in writing or as expressly set forth in this Agreement.

8.2 District's Deliveries into Escrow. On or before the Close of Escrow (or sooner if so specified in this Section 8.2), the District shall deposit into Escrow with the Escrow Agent:

     (a)  the Purchase Price by wire transfer;

     (b) if the payments specified in Section 3 have not been paid by the District, the funds necessary to pay any unpaid payment;

     (c) a certified copy of the resolutions of the Board of Directors of the District authorizing the Stock Transaction, the payment of the Purchase Price and the transfer of funds for the Purchase Price and the Settlement Agreement;

     (d) two original executed copies of the Settlement Agreement The executed Settlement Agreement together with the District's resolutions authorizing the Settlement Agreement shall be delivered into Escrow on or before ten (10) days following the opening of Escrow;

     (e) a certificate executing by the District stating that the District's representations and warranties set forth in this Agreement are true and correct as of the Closing Date; and

     (f) Any other document reasonably requested by Escrow Agent to complete the Stock Transactions contemplated by this Agreement and the Settlement Agent.

8.3 Kaiser's Deliveries Into Escrow. On or before the Close of Escrow (or sooner if so specified in this Section 8.3), Kaiser shall deposit in Escrow:

     (a) Kaiser's executed Assignment of Stock Separate from Certificate or other mutually acceptable form of stock assignment transferring the Shares to District, or its designee (the "Stock Assignment"), with the signatures of Kaiser guaranteed by Kaiser's bank;

     (b)  the stock certificates representing the Shares;

     (c) a certified copy of Kaiser's Board of Directors resolutions authorizing the Stock Transaction, execution and delivery of the stock assignment, the Settlement Agreement, and the Dismissal;

     (d) two executed originals of the Dismissal. The two executed copies of the Dismissal and the certified Board Resolutions authorizing the Dismissal shall be delivered into Escrow on or before ten days following the opening of Escrow;

     (e) two original executed copies of the Settlement Agreement. The executed Settlement Agreements and the certified Board Resolutions authorizing the Settlement Agreement shall be delivered into Escrow on or before ten days following the opening of escrow;

     (f) A certified copy of the resolution adopted by Kaiser's shareholders approving the Stock Transaction;

     (g) A certificate executed by Kaiser stating that Kaiser's representations and warranties as set forth in this Agreement are true and correct as of the Closing Date; and

     (h) An assignment executed by Kaiser transferring any rights it may have under the Mid-Valley Settlement to the District;

     (i) If requested by the District, Kaiser shall execute the Lease Cancellation; and

     (j) Any other document reasonably requested by the Escrow Agent from Kaiser to complete the Stock Transaction contemplated by this Agreement and the Settlement Agent.

8.4 Actions by Escrow Holder. When Escrow Agent has: (i) received all the documents and funds identified in Sections 8.2 and 8.3; (ii) received written notification from Kaiser and the District that all payments specified in Section 3 have been paid or have been deposited into Escrow; and (iii) notice that all conditions to precedent to Kaiser's closing (Section 6), and that all conditions to the District's closing (Section 7) have been satisfied or have been waived, then and only then, Escrow Holder shall promptly and concurrently:

     (a)  Disburse all funds deposited with Escrow Agent by as follows:
          (1)  Disburse the Purchase Price to Kaiser;
          (2) Disburse any amounts received from the District for the payments specified in Section 3 to Kaiser; and
          (3)  Disburse such other closing and escrow costs as may be required.

     (b)  Deliver to the District the following documents:
          (1)  the Stock Assignment;
          (2)  the stock certificates;
          (3)  one of the originals of the Dismissal;
          (4) one of the originals of the Settlement Agreement executed by Kaiser;
          (5)  the certified resolutions of Kaiser's Board of Directors;
          (6) the certified resolution of Kaiser's shareholders approving the Stock Transaction;
          (7)  the assignment of Kaiser's rights in the Mid-Valley Settlement;
          (8) the Lease Cancellation, provided that the District previously requested that Kaiser execute and deliver the Lease Cancellation to Escrow; and
          (9) such other items as Kaiser and the District may mutually designate in writing.

     (c)  Deliver to Kaiser the following documents:
          (1)  one of the originals of the Dismissal;
          (2) one of the originals of the Settlement Agreement executed by the District;
          (3)  certified resolutions of the District's Board of Directors; and
          (4) Such other items as Kaiser and the District may mutually designate in writing

8.5 Closing. The closing shall take place on January 3, 2001; provided, however, if Kaiser shareholder approval is not received on or before December 5, 2000, and such approval is necessary for the District to take the actions necessary to obtain financing by January 3, 2001, then the closing shall occur as soon as reasonably practical after the receipt of shareholder approval but in no event shall closing occur later than the thirtieth (30/th/) day following receipt of Kaiser's shareholder approval for the Stock Transaction unless the Parties should otherwise agree in writing. If the thirtieth (30) day following the receipt of Kaiser shareholder approval should not be a business day (i.e., Saturday, Sunday or a Federally recognized holiday), the closing shall take place on the next business day. The actual date of closing is the "Closing Date."

8.6 If Transaction Does Not Close. If the Stock Transaction does not close for any reason, Escrow Agent shall:

     (a) Disburse all funds to the Party depositing any amount with the Escrow Agents, net of Escrow costs that may be charged by Escrow Agent;

     (b) Except as otherwise specified herein, return each document deposited with Escrow Agent to the Party originally depositing such document; and

     (c) With regard to the Settlement Agreement and the Dismissal, both originals of each document shall be returned to Kaiser.

8.7 Escrow Agent Costs. All costs charged by Escrow Agent in connection with the Escrow shall be borne equally by the Parties.


SECTION 9. Representations and Warranties of Kaiser. Kaiser represents and warrants to the District:

9.1 Organization and Authorization. Kaiser has been duly incorporated, is validly existing and in good standing under the laws of the State of Delaware and qualified to do business in California. The execution, delivery and performance of this Agreement, the Stock Transaction, the Settlement Agreement and the Dismissal have been duly authorized by all requisite action, except that approval of the Stock Transaction will be required from Kaiser's shareholders. No charter, bylaw, material agreement, material document or material instrument of any kind of which Kaiser is a party or by which it may be bound would be violated by this Agreement or the Stock Transaction, provided, however, the Shares are currently pledged to secure a line of credit with Union Bank of California (the "Bank"), which line of credit will be terminated by the Closing Date and the Shares will no longer be subject to any pledge to or lien by the Bank or by entering into the Settlement Agreement. Kaiser has full power and authority to execute and deliver this Agreement, the Settlement Agreement, the Dismissal and to perform its obligations therein. This Agreement, constitutes the valid and legally binding obligation of Kaiser, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and subject to any required shareholder vote. The Stock Transaction does not contravene any applicable law, rule or regulation or any order or decrees binding on Kaiser.

9.2 Consents. Except for approval by Kaiser's shareholders of the Stock Transaction, Kaiser has obtained any necessary third party consents, regulatory agency approvals, permits or other approvals that may be required to be obtained by it to complete the Stock Transaction and to enter into the Settlement Agreement.

9.3 Ownership. As of the Close of Escrow, Kaiser will be the record and beneficial owner of the Shares. The District will receive title to the Shares from Kaiser free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges or other encumbrances of any nature whatsoever, except any that may be imposed by applicable securities laws.

9.4 Authority of Officers. The officers executing this Agreement, the Settlement Agreement, the District and any other document executed by Kaiser are duly authorized by Kaiser's Board of Directors.

SECTION 10. Representations and Warranties of the District. The District hereby represents and warrants to Kaiser as follows:

10.1 Organization and Authorization. The District is a public water district that has been duly formed, is validly existing and in good standing under laws of California. The execution, delivery and performance of this Agreement, the Purchase Transaction, and the Settlement Agreement, and the actions necessary to obtain funding of the Purchase Price have been duly authorized by all requisite action as necessary. No document, material agreement, material document, or material instrument of any kind of which the District is party or by which it may be bound would be violated by this Agreement, the Stock Transaction or by entering into the Settlement Agreement. This Agreement constitutes the valid and legally binding obligation of the District, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally. The District need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any person, government or governmental agency in order to consummate the transactions contemplated by this Agreement and the Settlement Agreement. The Stock Transaction does not contravene any applicable law, rule, or regulation or any order or decree binding on the District.

10.2 Consents. The District has obtained any necessary third party consents, regulatory agency approvals, permits or other approvals that may be required to be obtained by it to complete the Stock Transaction, to enter into the Settlement Agreement and obtain the financing to pay the Purchase Price.

10.3 District is Knowledgeable. The Shares are being acquired for the District's own purposes as the owner of water rights and the supplier of municipal water. The District has no intent to transfer the Shares but to retain them. The District has the requisite knowledge and experience to assess the relative merits and risks of an acquisition of the Shares. The District understands the rights and obligations associated with the Shares.

10.4 Authority of Officers. The officers executing this Agreement and the Settlement Agreement on behalf of the District are the duly authorized by the District and they have full and complete authority to execute this Agreement, consummate the Stock Transaction, to enter into the Settlement Agreement and Seller to obtain the financing necessary to fund the Purchase Price.

SECTION 11. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the closing hereunder and the consummation of the Closing Stock Transaction and the Settlement Agreement.

SECTION 12. Right of Indemnification. Each Party (the "Indemnifying Party") shall indemnify and hold the other Party (the "Indemnified Party") harmless from and against all costs and expenses (including reasonable attorneys' fees), damages and losses ("Losses") arising out of or resulting from a breach of any representation, warranty or covenant made by the Indemnifying Party in this Agreement. If any claim is asserted or any action or proceeding is brought in respect of which indemnity may be sought, the Indemnified Party will promptly notify the Indemnifying Party in writing of such asserted claim or the institution of such action or proceeding; provided, however, that the Indemnified Party's failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it might otherwise have on account of this indemnity, except to the extent that the Indemnifying Party has been materially prejudiced by such failure to notify. The Indemnifying Party may, at its option, undertake full responsibility for the defense of any third-party claim which, if successful, would result in an obligation of indemnity under this Agreement. The Indemnifying Party may contest or settle any such claim on such terms as the Indemnifying Party may choose, provided that the Indemnifying Party will not have the right, without the Indemnified Party's prior written consent, to settle any such claim if such settlement (i) arises from or is part of any criminal action, suit or proceeding, (ii) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgement of, any liability or wrongdoing on the part of the Indemnified Party, (iii) relates to any tax matters, (iv) provides for injunctive relief, or other relief or finding other than money damages, which is binding on the Indemnified Party, or (v) does not contain an unconditional release of the Indemnified Party. Such defense will be conducted by reputable attorneys retained by the Indemnifying Party at the Indemnifying Party's cost and expense, but the Indemnified Party will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing. The Indemnified Party will be responsible for the costs of such separate representation. The Indemnifying Party and the Indemnified Party shall cooperate in determining the validity of any third-party claim for any Loss for which a claim of indemnification may be made hereunder. Each Party shall also use all reasonable efforts to minimize all Losses.

SECTION 13.  Additional Obligations.

13.1 District's Good Faith Obligation to Secure Financing. The District covenants and agrees in good faith to immediately undertake all commercially reasonable steps to secure the financing necessary for the Purchase Price and to complete the Stock Transaction.

13.2 Kaiser's Good Faith Obligation to Secure Shareholder Consent. Kaiser covenants and agrees in good faith to immediately undertake all commercially reasonable steps necessary to secure the required consent of Kaiser's shareholders to the Stock Transaction.

13.3 Agreement and Negotiations shall not be Used in the CCWD Lease Litigation if Stock Transaction Does Not Close. The Parties acknowledge and agree that this Agreement; the Settlement Agreement and the Dismissal are as a result of settlement negotiations concerning the CCWD Lease Litigation. In the event the Stock Transaction does not close for any reason, this Agreement; the Settlement Agreement and the Dismissal and the negotiations resulting in such documents and all actions taken in connection therewith may not be used by any Party in the CCWD Lease Litigation. In addition, the Settlement Agreement and the Dismissal shall not be effective and the CCWD Lease Litigation shall continue without prejudice to either Party. However, this Agreement; the Settlement Agreement and the Dismissal may be used in connection with any litigation to enforce and/or interpret the applicable document.

13.4 Disclosure of Agreement and its Terms. Except as may other wise be required by law, no press release shall be released to the public by Kaiser or the District relating to the Stock Transaction, the Settlement Agreement and/or the CCWD Lease Litigation unless and until such communication has been submitted and approved in writing by the Party not originating the press releases. All oral communications must be consistent with and shall not expand upon matters contained in the approved written press release. The Parties acknowledge that the District as a public entity and Kaiser as a public company have disclosure obligations which they are required to fulfill.

13.5 Commissions and Fees Payable by Kaiser. Kaiser shall indemnify and hold harmless the District from any brokerage commissions, success fees or other similar items payable to any person retained by Kaiser in connection with the Stock Transaction.

13.6 Commissions and Fees Payable by the District. The District shall indemnify and hold harmless Kaiser from any brokerage commission, success fees or other similar items payable to any person retained by the District in connection with the Stock Transaction and in connection with obtaining the financing for the Purchase Price.

SECTION 14.    Miscellaneous Provisions.

14.1 Expenses. No Party hereto shall be responsible for the payment of any other Party's expenses incurred in connection with this Agreement, the Settlement Agreement, the Dismissal, the litigation or the reference proceedings.

14.2 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable Party hereto in accordance with the specific terms of this Agreement or were otherwise breached. Each of the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in addition to any other remedy to which such Party is entitled at law or in equity, and each Party waives the posting of any bond or security in connection with any proceeding related thereto.

14.3 Third Party Beneficiaries. Except as expressly provided in this Agreement, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and its respective successors and assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other person or entity.

14.4 Further Assurances. At any time, and from time to time, after the date thereof, each Party will execute such additional instruments and take such action as may be reasonably requested by the other Party to complete the Stock Transaction, effect the settlement of the CCWD Litigation or otherwise to carry out the intent and purposes of this Agreement and the Settlement Agreement.

14.5 Waiver. Any failure on the part of any Party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the Party to whom such compliance is owed.

14.6 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, without regard to the conflict of law principles thereof.

14.7 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective successors and assigns.

14.8 Entire Agreement. This Agreement; the Settlement Agreement and the Dismissal constitute the entire agreement of the Parties covering everything agreed upon or understood in the Stock Transaction and Settlement of the CCWD Litigation. The Parties are executing and carrying out this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and in the written documents contemplated by this Agreement. Neither this Agreement nor the Settlement Agreement may be amended or modified except by a written document executed by Kaiser and The District.

14.9 Enforcement Costs. In the event of any legal proceeding to enforce any of the terms of this Agreement, the prevailing party shall be entitled to receive payment for its reasonably attorneys' fees and all other costs required to enforce its rights hereunder.

14.10 Good Faith. The Parties agree to seek in good faith to seek to consummate the Settlement Transaction, and the settlement of the CCWD Litigation.

14.11 Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular paragraph.

14.12 Notices. Any notices, demands or other communications required or permitted to be given by any provision of this Agreement or which any Party may desire to give the other shall be given in writing, delivered personally or sent by certified mail, postage pre-paid, facsimile, or by Federal Express or similar generally recognized delivery service regularly providing proof of delivery, addressed to a Party or Escrow Agent, at the addresses set forth below, or to such other address as said Party or Escrow Agent may hereafter or from time to time designate by written notice to the other Party and Escrow Agent.

To Seller:                                  With a copy to:

Kaiser Ventures Inc.                        Kaiser Ventures Inc.
3633 Inland Empire Blvd., Suite 850         3633 Inland Empire Blvd., Suite 850
Ontario, CA 91764                           Ontario, CA 91764
Attn.:  Richard E. Stoddard                 Attn.:  Terry L. Cook
Telephone:  909.483.8501                    Telephone:  909.483.8511
Facsimile:  909.944.6605                    Facsimile:  909.944.6605

To Buyer:                                   With a copy to:

Mr. Robert DeLoach                          H. Jess Senecal, Esq.
General Manager                             Lagerlof, Senecal, Bradley,
Cucamonga County Water District             Gosney and Kruse
10440 Ashford Street                        301 N. Lake Avenue, 10th Floor
P. O. Box 638                               Pasadena, CA  91101
Rancho Cucamonga, CA  91730                 Telephone:  626.793.9400
Telephone:  909.987.2591                    Facsimile:  626.793.5900
Facsimile:  909.941.8069

To Escrow Holder:

Chicago Title Company
560 East Hospitality Lane
San Bernardino, CA  92408
Attn.:  Kathy Benson
Telephone:  909.884.0448
Facsimile:  909.384.7893

     A copy of any notice, demand or other communication given to or by Escrow Agent or to or by either Party shall be given to the other Party at the same time. Notice by United States Postal Service or delivery service as provided herein shall be considered given on the earlier of the date on which said notice is actually received by the Party to whom such notice is addressed, or as of the date of delivery, whether accepted or refused, established by the United States Postal service return receipt or such overnight carrier's proof of delivery, as the case may be. Any such notice given by facsimile shall be deemed given upon receipt of the same by the Party to which it is addressed.

14.13 Counterparts. This Agreement maybe executed in two counterparts, each of which when executed shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written.

"District"                           "Kaiser"
Cucamonga County Water District      Kaiser Ventures Inc.


By:  /s/ Jerome M. Wilson            By: /s/ Richard E. Stoddard
     ----------------------------        ---------------------------------------
     Jerome M. Wilson                    Richard E. Stoddard, Chief Executive
Its: President                            Officer and Chairman of the Board
     ----------------------------

By:  /s/ Robert A. DeLoach
     ----------------------------
     Robert A. DeLoach
Its: Secretary/General Manager
     ----------------------------

                       A Copy of any Exhibits Referenced
                       =================================

                                     in the
                                     ======

             Stock Purchase Agreement and Joint Escrow Instructions
             ======================================================

                         Will Be Furnished Upon Request
                         ==============================

                             KAISER VENTURES INC.
                                WRITTEN CONSENT
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned, owning of record the number of shares of common stock of Kaiser Ventures Inc. ("Kaiser") indicated on this Consent Card on December 28, 2000, in lieu of holding a meeting for such purposes as permitted by the Delaware General Corporation Law, does take the following action with respect to the sale of all of Kaiser Ventures Inc.'s ownership interest in Fontana Union Water Company to Cucamonga County Water District pursuant to the Stock Purchase Agreement and Joint Escrow Instructions dated as of November 14, 2000 (the "Sale").

If you wish to consent, please indicate your consent by signing the reverse side of this Consent Card. If you wish to withhold your consent, please mark "Against" on the reverse side of this Consent Card.

                 (Continued and to be signed on reverse side.)
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                             KAISER VENTURES INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                            ]

1.  Consent to the sale of all of                                    If you wish to consent, simply sign below. UNLESS
    Kaiser Ventures Inc.'s                     For      Against      OTHERWISE SPECIFIED ON THIS CONSENT. THE SHARES
    ownership interest in Fontana                                    REPRESENTED BY THIS CONSENT WILL BE VOTED FOR THE SALE.
    Union Water Company to                     [_]        [_]
    Cucamonga County Water District
    pursuant to the Stock Purchase
    Agreement and Joint Escrow
    instructions dated as of
    November 14, 2000 (the "Sale").





                                                                     SIGNATURE(S)_________________________ DATE________________

                                                                     SIGNATURE(S)_________________________ DATE________________
                                                                     NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor,
                                                                     administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE  .

                            YOUR VOTE IS IMPORTANT!